Exhibit 5.1

Kilpatrick Stockton LLP Suite 2800 1100 Peachtree St. Atlanta GA 30309-4530 t 404 815 6500 f 404 815 6555 www.KilpatrickStockton.com

August 31, 2005

Internap Network Services Corporation
250 Williams Street
Atlanta, Georgia 30303

Re: Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Internap Network Services Corporation, a Delaware corporation (the “Company”), in the preparation and filing of a registration statement on Form S-8 (the “Registration Statement”) relating to the Internap Network Services Corporation 2005 Incentive Stock Plan (the “Plan”) and the proposed offer and sale of up to an aggregate of 20,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) pursuant to such Plan.

In connection with the preparation of the Registration Statement, we have examined originals or copies of such corporate records, documents, and other instruments relating to the authorization and issuance of the Shares as we have deemed relevant under the circumstances. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

On the basis of the foregoing, it is our opinion that the Shares, when issued and sold in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Sincerely, KILPATRICK STOCKTON LLP By: /s/ Daniel T. Falstad Daniel T. Falstad, a Partner